ASSET PURCHASE AGREEMENT

AGREEMENT made as of April 27, 2001 ("Agreement") among Netsmart Technologies, Inc., a Delaware corporation having an office at 146 Nassau Avenue, Islip, NY 11751 ("Netsmart"), Creative Socio-Medics Corp., a Delaware corporation having an office at 146 Nassau Avenue, Islip NY 11751 and a wholly owned subsidiary of Netsmart ("CSM"), and Advanced Institutional Management Software, Inc., a New York corporation having an office at c/o Westerman Ball Ederer & Miller, LLP, 600 Old Country Road, Garden City, NY 11530 ("AIMS"), and Morris Moliver, an individual residing at 1928 Lowell Lane, Merrick, NY 11566 ("Moliver").

                                   BACKGROUND

1. AIMS owns certain assets relating to its software product and software development and maintenance business.

2. Pursuant to an agreement (the "Contract Support Agreement") dated as of April 1, 2001, by and between AIMS and CSM, CSM has been providing certain contract support and related services on behalf of AIMS.

3. AIMS has agreed to sell the AIMS Assets (as hereinafter defined) to CSM, and Netsmart has agreed to pay or deliver to AIMS the purchase consideration set forth herein for the AIMS Assets.


THEREFORE, the parties agree as follows:

1.      DEFINITIONS
        -----------

        The following terms are defined as indicated for the purpose of this
Agreement:

        (a) "AIMS Intellectual Property" shall mean all software programs, in object and source code form, including documentation, and associated copyrights, trade secrets, trademarks, service marks (including the trademark "AIMS"), client and prospect lists and all other proprietary information owned, developed and licensed by AIMS in the course of conducting its business, including rights under all confidentiality, non-disclosure, non-competition and similar agreements relating to AIMS Intellectual Property to which AIMS is a party. A list of all AIMS Intellectual Property as of the date of this Letter Agreement is attached as Schedule 1(a) and such list shall be updated as of the Closing (as such term is later defined).

        (b) "AIMS Users" shall mean the parties to the AIMS Contracts (other than AIMS). A list of all AIMS Users is attached as Schedule 1(b).

        (c) "AIMS License Agreements" shall mean the license agreements under which AIMS licensed the AIMS Intellectual Property to the AIMS Users. A list of all AIMS License Agreements is attached as Schedule 1(c), and a true and correct copy of each AIMS License Agreement, including all amendments, has been delivered to CSM.

        (d) "AIMS Service Agreements" shall mean the service agreements entered into by AIMS with AIMS Users under which AIMS has agreed to maintain and support the AIMS Intellectual Property and to provide telephone assistance to the AIMS Users in the use of the AIMS Intellectual Property. A list of all AIMS Service Agreements is attached as Schedule 1(d), and a true and correct copy of each AIMS Service Agreement, including all amendments, has been delivered to CSM.

        (e) "AIMS Contracts" shall mean the AIMS License Agreements, the AIMS Service Agreements and the two computer leases which are listed on Schedule 1(e) to this Agreement and copies of which have been provided to CSM..

        (f) "AIMS Tangible Assets" shall mean certain of the tangible property and assets of AIMS which will be purchased by Netsmart. A list of the AIMS Tangible Assets is attached as Schedule 1(f).

        (g) "AIMS Assets" shall mean the AIMS Intellectual Property, the AIMS Contracts, and the AIMS Tangible Property.

        (h) "AIMS Liabilities" shall mean all trade payables, Taxes, moneys due to pension, profit sharing or 401(k) plans, and other amounts owed by AIMS to third parties, including, without limitation, to its vendors, banks and other lenders, government agencies, shareholders and employees, and all other items which are includable as liabilities on corporate balance sheets prepared in accordance with generally accepted accounting principles. AIMS Liabilities shall not include the AIMS Contract Liabilities (as such term is hereafter defined), but shall include those liabilities and obligations which under the AIMS Contracts were not expressly assumed by CSM pursuant to this Agreement.

        (i) "AIMS Contingent Liabilities" shall mean liabilities relating to AIMS Users, employees or consultants or any other third party for which AIMS may be contingently liable, any claims under pending or threatened litigation or arbitration, obligations due under AIMS Contracts that arose on or prior to the Closing Date, obligations under any contracts that are not expressly assumed by CSM pursuant to this Agreement, and any other obligations, regardless of whether AIMS is aware of the claim or basis for the obligations, that are includable as liabilities on corporate balance sheets prepared in accordance with generally accepted accounting principles.

        (j) "AIMS Contract Liabilities" shall mean the liabilities assumed by AIMS in the AIMS Contracts, but only to the extent that such liabilities and obligations are liabilities and obligations which, by the terms of the contract, are to be paid or performed by AIMS on or after the Closing Date.

        (k) "Netsmart Stock" shall mean shares of the common stock, par value $.01 per share, of Netsmart.

        (l) "Shares" shall mean the shares of Netsmart Stock issuable pursuant to Paragraph 2(a)(i) and 2(b) of this Agreement.

        (m) "Contingent Shares" shall have the meaning set forth in Paragraph 2(c) of this Agreement.

        (n) "Purchase Consideration" shall mean the Shares and other amounts to be paid or delivered by Netsmart to AIMS for the AIMS Assets pursuant to Paragraph 2 of this Agreement.

        (o) "Closing" shall mean the transfer of the AIMS Assets to CSM, the payment of the Purchase Consideration and the assumption by Netsmart and CSM of certain of the AIMS Contract Liabilities.

        (p) "Closing Date" shall mean the date on which the Closing takes place.

        (q) "Knowledge" or "best Knowledge" of any person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson could reasonably have obtained in the management of such person's business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of AIMS, its chief executive officer, chief operating officer, chief financial officer, president or any vice president shall be imputed to be the knowledge of AIMS.

        (r)     "Moliver" shall mean Morris Moliver.

        (s) "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments of any nature whatsoever, including, without limitation, any income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, net worth, payroll, franchise, transfer and recording taxes, imposed by any federal state, local or foreign tax authority, regardless of whether such taxes are collected on behalf of an employee or purchaser or are direct obligations of the Company and shall include all so-called "trust fund" taxes, and shall include all interest, penalties and additions imposed with respect to such amounts.

        (t) "Permitted Encumbrances" shall mean any liens which may be held by the lessors of the two computer leases being assumed by CSM provided that the encumbrances with respect to either computer lease shall not encumber any assets other than the computer equipment subject to the lease. The Permitted Encumbrances are listed on Schedule 1(s) to this Agreement.

2.      Purchase of AIMS Assets
        ------------------------

        (a) At the Closing, Netsmart shall purchase the AIMS Assets free and clear of all liens, claims and encumbrances (other than Permitted Encumbrances), and shall pay or deliver to AIMS the Purchase Consideration as follows:

               (i)    162,000 Shares; and

               (ii) A cash payment in the amount of $200,000 to be used first for the payment of all of AIMS' obligations for payments due under its 401(k) plan, including any interest and penalties, and reasonable legal, accounting, broker/advisory and other fees incurred by AIMS in connection with this transaction, all of which fees shall be paid at the Closing provided that each payee shall have delivered to CSM in advance of the Closing a statement for such fee. To the extent the amounts payable in accordance with the preceding sentence are less than $200,000, the difference shall be paid to AIMS.

        (b) At the Closing, Netsmart shall deliver to Esanu Katsky Korins & Siger, LLP, as escrow agent (the "Escrow Agent"), 18,000 Shares (the "Escrowed

Shares"), which shall be held by the Escrow Agent for a period of one (1) year from the Closing Date. If there are no claims against the Escrowed Shares on the first anniversary of the Closing Date, the Escrowed Shares shall be delivered to AIMS. If Netsmart shall raise any claims against the Escrowed Shares, such claims shall be disposed of in the manner provided in Paragraph 11 of this Agreement, and none of the Escrowed Shares shall be released until such claims are resolved.

        (c)     (i)   In addition to the payments to be made by Netsmart at
the Closing, Netsmart will make a contingent payment to AIMS of a maximum of 100,000 Shares (the "Contingent Shares"). The number of Contingent Shares to be delivered during the twelve-month period following the Closing Date (the "Initial Pipeline Period"), the twelve-month period commencing on the first anniversary of the Closing Date (the "Second Period") and the twelve-month period commencing on the second anniversary of the Closing Date (the "Third Period") shall be determined in accordance with this Paragraph 2(c). The Initial Pipeline Period, the Second Period and the Third Period are referred to collectively as the "Periods" and each as a "Period."

               (ii) As used in this Paragraph 2(c) the following terms shall have the following meanings:

                      (A) "Net License Revenue" shall mean the revenue from the grant of a software license, determined in accordance with generally accepted accounting principles, consistently applied and as reflected in Netsmart's filings with the Securities and Exchange Commission (the "Commission"), accrued by Netsmart or CSM pursuant to any New Contracts less (I) amounts paid by CSM for hardware, software or services provided by any third party, (II) money paid by CSM to perform unfunded customization for the client,
(III) any sales or other taxes or duties to the extent that they are included in revenue, (IV) the amortization of any software development costs, whether capitalized or expensed, relating to the AIMS Product for which such development costs were incurred, which shall be amortized over the Applicable Amortization Period, and (V) 10.0 % of revenue from the New Contract, determined prior to deductions set forth in clauses (I) through and including (V) of this Paragraph 2(c)(ii)(A). The parties presently anticipate that CSM will incur such development costs only for the Correction software included in the AIMS Intellectual Property. In the event that a New Contract provides for ASP services and does not expressly provide for a license fee or similar charge, the amount to be allocated to the license shall be determined in good faith by CSM.

                      (B) "New Contracts" shall mean contracts which are entered into by CSM for the products and/or services listed in Schedule 2(c) to this Agreement with the potential AIMS clients listed on the Pipeline List, with CSM having the sole right to accept or reject any proposed New Contract.

                      (C) "Pipeline List" shall mean (A) with respect to the AIMS Correctional System, any potential client which is engaged in criminal justice, including without limitation, federal correctional facilities, Immigration and Naturalization Service facilities, correctional facilities in foreign countries, state prisons, city and county jails, detention centers, juvenile correctional facilities, parole and probation offices, correctional health care, half-way houses and other alternative incarceration facilities and work release facilities, but excluding methodone treatment facilities and other facilities which are mental health or drug rehabilitation facilities, and (B) the following potential clients with respect to the AIMS Public Health System:
Guam, Northern Marianas, Jamaica, Bahamas, Puerto Rico, Santa Clara County, California, Fargo, North Dakota and the State of Maryland, Department of Mental Health.

                      (D) "Subsequent Net Revenue" shall mean Net License Revenue accrued by Netsmart or CSM during the Second Period or Third Period as a result of a pilot project contract entered into by Netsmart or CSM during the Initial Pipeline Period by Netsmart or CSM with a potential client listed on the Pipeline List.

                      (E) The "Applicable Amortization Period" shall mean the time period or number of units or amount of revenue over which software development costs are amortizable, such determination to be made by CSM based on generally accepted accounting principles.

                      (F) An "AIMS Product" shall mean the AIMS Correctional System or the AIMS Public Health System, as the same may be improved by CSM provided that the Product, as so improved, either (A) operates on an IBM AS-400 or (B) ports the computer code from the present AIMS Correctional System or AIMS Public Health System to operate on a different computer hardware platform.

               (iii) The number of Contingent Shares to be issued in respect of each Period based on Net License Revenue accrued from New Contracts during the Initial Pipeline Period and Subsequent Net Revenue accrued from New Contracts during the Second or Third Period. Netsmart shall issue to AIMS:

                      (A) One Contingent Share for each twelve dollars ($12.00) of Net License Revenue accrued during the Initial Pipeline Period.

                      (B) One Contingent Share for each eighteen dollars ($18.00) of Subsequent Net Revenue accrued during the Second Period.

                      (C) One Contingent Share for each twenty four dollars ($24.00) of Subsequent Net Revenue accrued during the Third Period.

               (iv) In no event shall the number of Contingent Shares exceed 100,000 shares.

               (v) Netsmart shall issue any Contingent Shares which are issuable pursuant to this Paragraph 2(c) on a quarterly basis. Except as hereinafter provided, Contingent Shares issuable with respect to each of the first three calendar quarters shall be issuable within five (5) business days after the date on which the Form 10-Q is filed with the Commission. The number of Contingent Shares which are issuable with respect to the fourth quarter of each calendar year and the fourth quarter (which may be a partial quarter) of the Third Period shall be determined based on the total number of Contingent Shares which were issuable during the year, taking into account any changes in the rate at which Contingent Shares are issuable pursuant to Paragraph 2(c)(iii) of this Agreement, and deducting from that amount all Contingent Shares previously issued during such year. The issuance of the Contingent Shares for the fourth quarter of each fiscal year and for the last quarter of the Third Period, shall be made within five business days after Netsmart files its Form 10-K Annual Report for such year with the Commission. Each issuance of Contingent Shares shall be accompanied by a report, in reasonable detail, setting forth computation of the number of Contingent Shares and signed by Netsmart's chief financial officer.

               (vi) In the event that an accrual of Net Revenue or Subsequent Net Revenue is reversed in a subsequent Period, the number of Contingent Shares issuable in the Period in which such reversal occurs shall be reduced by the number of Contingent Shares previously issued with respect to the Net Revenue or Subsequent Net Revenue that was subsequently reversed.

3.      Assumption of AIMS Liabilities
        ------------------------------

        (a) CSM shall assume as of the Closing Date the AIMS Contract Liabilities for each AIMS Contract assumed by it.

        (b) Neither Netsmart nor CSM shall assume or otherwise be responsible for, and AIMS shall continue to be responsible for and shall pay or settle, all AIMS Liabilities and all AIMS Contingent Liabilities.

4.      [OMITTED]

5.      Representations and Warranties of AIMS and Moliver
        --------------------------------------------------

        (a) AIMS and Moliver jointly and severally represent and warrant to Netsmart and CSM as follows:

                (i) AIMS is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. There is no jurisdiction other than New York in which the nature of the business conducted by AIMS or the property owned or leased by AIMS requires qualification as a foreign corporation. Complete and correct copies of the certificate of incorporation, certified by the Secretary of State of the State of New York, by-laws and a list of the present officers and directors of AIMS, certified by the Secretary of AIMS are set forth in Schedule 5(a)(i) attached to this Agreement;

               (ii) AIMS has full corporate power to carry out the transactions provided for in this Agreement. All necessary corporate action required to be taken by AIMS relating to the execution and delivery of this Agreement and the approval to the transactions contemplated by this Agreement has been duly and validly taken (except for approval of the AIMS shareholders, to be obtained following the execution of this Agreement), and this Agreement when executed and delivered by AIMS, constitutes the legal, valid and binding obligation of AIMS enforceable in accordance with its terms. No consent, approval or agreement of any person, party, court, governmental authority or entity is required to be obtained by AIMS in connection with the execution and performance by AIMS of this Agreement, except for any consents required with regard to the assignment of the AIMS Contracts being assigned to CSM hereunder.

               (iii) Except as set forth in Schedule 5(a)(iii), AIMS is the sole owner of the AIMS Assets, has good and valid title to the AIMS Assets, and has the sole right to sell the AIMS Assets being sold by it hereunder and no lien, claim or encumbrance exists with regard to the AIMS Assets (other than the liens of Key Bank, which will be discharged at the Closing, and Permitted Encumbrances). AIMS is the sole owner of the Intellectual Property, free and clear of all liens and encumbrances (other than the liens and encumbrances of Key Bank, which will be discharged at the Closing), and AIMS is not obligated to make any payments to a third party with regard to its use and licensing of the AIMS Intellectual Property. The AIMS Intellectual Property was developed by AIMS and does not use or incorporate any intellectual property of any third person except as set forth in Schedule 5(a)(iii). AIMS has the right to assign to CSM its rights in and to any intellectual property of any third party which is included in the AIMS Intellectual Property.

               (iv) Each of the AIMS Contracts is in full force and effect, AIMS is not in default under any AIMS Contract, and, except as set forth on
Schedule 5(a)(iv), to its best Knowledge, there is no basis for any claim that AIMS is in default with respect to any AIMS Contract. Except as set forth in
Schedule 5(a)(iv) amounts due under the AIMS Contracts have not been prepaid for periods after March 31, 2001. AIMS has performed, in accordance with the terms thereof, all material obligations required to be performed by it, and is not in default, in any material respect, under any AIMS Contract; each AIMS Contract is a legal, valid and binding obligation of AIMS and, to the best of its knowledge, the other parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or actual laws of general application affecting the enforcement of creditors' rights.

               (v) Except as set forth in Schedule 5(a)(v), no action, suit, proceeding, complaint, charge, hearing, investigation, or arbitration or other method of settling disputes or disagreements (each, an "Action") exists and to the best Knowledge of AIMS, no Action is threatened against AIMS or the AIMS Assets or with regard to its ownership of the AIMS Assets or its right to market, maintain or convey such AIMS Assets.

               (vi) AIMS has and shall transfer to CSM good, valid and merchantable title to all of the AIMS Assets, subject to no liens or encumbrances other than the lien of Key Bank, which is to be discharged at the Closing, and Permitted Encumbrances.

               (vii) AIMS has paid all salaries, bonuses, and other compensation, contractual payments, benefits (including, without limitation, all amounts payable under employee benefit plans of AIMS listed in Schedule 5(a)(vii)), except as set forth in said Schedule 5(a)(vii), and all payroll and other employment related Taxes, including Taxes withheld from the employees' compensation for all periods ending on or prior the Closing including, without limitation all Federal and State withholding taxes and Social Security taxes, and all of the payments which have not been made as of the date of this Agreement will be paid either prior to the Closing or from the payment made by Netsmart pursuant to Paragraph 2(a)(ii) of this Agreement. None of AIMS' employees is party to an employment agreement with AIMS, and all are employees at will, and no employee is entitled to any bonus, deferred compensation, profit sharing, stock purchase stock option, or retirement allowance. AIMS has obtained from all employees written agreements concerning confidentiality of AIMS information, assignment of work product produced by the employees and similar provisions ordinarily included in employment agreements of technology employees. There is no agreement or understanding with any employees with respect to any increase in compensation or any benefits.

               (viii) AIMS' audited consolidated financial statements for the fiscal years ended September 30, 2000 and 1999, including an audited balance sheet, statements of operations, shareholders equity and cash flows and notes to financial statements, certified by an independent accountant reasonably acceptable to Netsmart, and AIMS unaudited consolidated financial statements for the three months ended December 31, 2000 and 1999, which have been reviewed, but not audited, by such accountants (the "Financial Statements"), when delivered pursuant to Paragraph 8(b) of this Agreement, will present and reflect, in accordance with generally accepted accounting principles consistently applied, the consolidated financial position of AIMS and its subsidiaries on the balance sheet dates and the results of its consolidated operations, changes in shareholders' equity and cash flows for the years then ended. The unaudited financial statements for the three months ended December 31, 2000 and 1999 will reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial information for the periods. AIMS will have no liabilities or obligations not reflected in the balance sheets, and all contingent liabilities will be set forth in the notes to the Financial Statements.

               (ix) There are no unpaid Taxes with respect to any period or portion thereof ending on or before the Closing Date that are or could become a lien on the AIMS Assets. All Taxes which are unpaid at the Closing, which shall not exceed $25,000, shall be paid at or as soon as possible after the Closing, and AIMS shall reserve and set aside from the payment made pursuant to Paragraph 2(a)(ii) of this Agreement and its other available cash an amount sufficient to enable it to pay all unpaid Taxes.

               (x) AIMS is and has been in compliance in all material respects with all laws applicable to its business (including, without limitation, with respect to wages, hours, hiring, firing, promotion, equal opportunity, pension and other benefit, immigration, nondiscrimination, warranties, advertising or sale of products, trade regulations.

               (xi) AIMS is not in violation of its certificate of incorporation or by-laws or any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by AIMS and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of AIMS' certificate or incorporation or by-laws or any applicable law or be in conflict with, constitute a default under, or result in a violation of any court order or governmental regulation applicable to AIMS or its business or operations.

        (b) AIMS understands and acknowledges that the Shares to be issued and the Contingent Shares which may be issued by Netsmart pursuant to this Agreement are restricted securities, as defined in Rule 144 of the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold, pledged or otherwise transferred or encumbered except pursuant to a registration statement or an exemption from the registration requirements of the Securities Act. AIMS represents and warrants that it understands the risks associated with the acquisition of the Shares, if issued, the Contingent Shares, and that it has the ability to understand and evaluate those risks, that it has been provided with the opportunity to review the Netsmart SEC Documents, as hereinafter defined, and to ask questions of Netsmart's management concerning Netsmart's business and operations. AIMS further represents that it is acquiring the Shares and, if issued, the Contingent Shares, solely for its own account as a principal, for investment purposes and not with a view to the sale or distribution, and that it will not transfer any Shares or Contingent Shares except pursuant to an effective registration statement or in a transaction which is exempt from the registration requirements of the Securities Act, and, in connection with any transfer which is exempt from registration under the Securities Act and applicable state laws, AIMS shall provide Netsmart with an opinion of counsel acceptable to Netsmart as to the availability of an exemption under the Securities Act and applicable state law.

        (c) No representation or warranty in this Paragraph 5 contains or shall contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

        (d) Copies of all AIMS Contracts, including all amendments thereto, and other documents required to be made available to Netsmart have been delivered to, or made available for inspection by Netsmart.

        (e) Neither AIMS nor Moliver has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, other than Emerging Technology Ventures, Inc., whose fees are obligations of AIMS.

        (f) Key Bank has been provided with a copy of this Agreement and has agreed to consent to the sale of the AIMS Assets pursuant to this Agreement and to release its lien on the AIMS Assets at the Closing upon payment by Netsmart of $300,000 to Key Bank.

        (g) AIMS License Agreements or AIMS Service Agreements representing at least two-thirds of the Company's revenue stream from the agreements being assigned to CSM will continue in full force and effect for at least 90 days following the Closing.

6.      Representations and Warranties of Netsmart and CSM
        --------------------------------------------------

        (a) Netsmart and CSM jointly and severally warrant and represent to AIMS and Moliver as follows:

               (i) Each of Netsmart and CSM is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and have full power and authority to carry on their businesses and to own and lease all of their properties and assets as and in the places such businesses are now conducted.

               (ii) Netsmart and CSM each have full corporate power to carry out the transactions provided for in this Agreement. All necessary corporate action required to be taken by each of them relating to the execution and delivery of this Agreement and the approval of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement when executed and delivered by Netsmart and CSM, will constitute the legal, valid and binding obligation of Netsmart and CSM enforceable in accordance with its terms. No consent, approval or agreement of any person, party, court, governmental authority or entity is required to be obtained by Netsmart or CSM in connection with the execution and performance by it of this Agreement.

               (iii) The Shares to be issued at the Closing or and the Contingent Shares, have been duly authorized, and, when issued at the Closing or as provided in Paragraph 2(c) of this Agreement, will, upon such issuance, be validly issued, fully paid and non-assessable, with no personal liability attaching to the holders of such Shares, free of preemptive rights of any security holder.

               (iv) Netsmart has made available to AIMS a copy of Netsmart's Form 10-K for the year ended December 31, 2000 and its proxy statement for the 2000 annual meeting of stockholders (collectively, the "Netsmart SEC Documents"). The Netsmart SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and, to the best of Netsmart's Knowledge, none of the Netsmart SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) No representation or warranty in this Paragraph 6 contains or shall contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

7.      Consulting Agreement
        --------------------

At the Closing, CSM shall enter into a consulting agreement (the "Consulting Agreement") in the form attached hereto as Schedule 7 with a corporation or limited liability company designated by Moliver and Moliver.

8.      Covenants of AIMS
        -----------------

        (a) AIMS agrees to give Netsmart full and prompt reasonable access to all of AIMS' books and records, prior to and during the three year period following the Closing and to cause its respective officers and independent accountants to furnish Netsmart with such information with respect to AIMS' business and properties as Netsmart may reasonably request.

        (b) Prior to the Closing, AIMS shall engage an independent certified public accounting firm reasonably acceptable to Netsmart to audit the Financial Statements for the fiscal years ended September 30, 2000 and 1999 and to review the Financial Statements for the three months ended December 31, 2000 and 1999, and AIMS shall deliver the Financial Statements, with the report of the independent accountants, not later than sixty (60) days after the Closing, time being of the essence.

        (c) AIMS agrees that from the date of this Agreement to the Closing Date, without Netsmart's prior written consent, AIMS will not enter into agreements or commitments with respect to any AIMS Assets; do any act or omit to do any act, or permit any act or omission to act, which will or could cause a material breach of any AIMS Contract or any material commitment or obligation of AIMS; and will use its reasonable best efforts to obtain the agreement of Key Bank to release its lien on the AIMS Assets on the Closing Date.

        (d) The parties shall cooperate in attempting to obtain any required consents to assignment, and, in such connection, AIMS will use its reasonable best efforts to obtain or assist Netsmart in obtaining the consent of the AIMS Users to the assignment of the AIMS Contracts to CSM. To the extent that such consent is not obtained, AIMS shall take such steps as CSM shall reasonably request in order to give CSM the economic benefit of the contract to the extent it has not been assigned as of the Closing Date.

        (e) AIMS shall take such action as may be necessary to insure that the representations and warranties set forth in Paragraph 5 of this Agreement are true on the Closing Date with the same force and effect as if made on and as of such date. AIMS will not incur any new liens (whether consensual or involuntary) with respect to the AIMS Assets or encumber or subject any of the AIMS Assets to a security interest.

        (f) AIMS will comply with the New York bulk sales law prior to the Closing.

        (g) At or prior to Closing, AIMS shall pay all compensation, including vacation pay, due to AIMS' employees (other than Moliver) for services rendered to AIMS prior to the Closing Date.

        (h) AIMS shall provide Netsmart and CSM with evidence as to the amount due with respect to AIMS' 401(k) plan, which amount shall be paid at the Closing pursuant to Paragraph 2(a)(ii) of this Agreement.

        (i) Moliver shall take all action reasonably necessary to cause and enable AIMS to comply with its obligations pursuant to Paragraphs 5(a) through
(h), inclusive, of this Agreement.

        (j) AIMS and Moliver agree that for a period of three years after the Closing Date, neither of them shall, directly or indirectly, engage or have any interest in, or accept a position as an employee, independent contractor, agent, representative, consultant, director or officer with any entity which is engaged in the same business as AIMS has been engaged during the twelve (12) months prior to the Closing Date or contact or solicit the business of customers or potential customers of AIMS or Netsmart who were customers or potential customers of AIMS or Netsmart during the twelve (12) months prior to the Closing Date with respect to the business or services provided by AIMS or Netsmart, as the case may be.

        (k) AIMS and Moliver agree that neither of them shall, at any time, disclose to any person, firm, corporation, partnership, business trust, individual or other business entity any trade secrets or proprietary information concerning AIMS' or Netsmart's products, services, business, proposed products and services, marketing strategy and research and development activities or AIMS Intellectual Property.

        (l) AIMS and Moliver acknowledge that the violation or threatened violation by either of them of any of the provisions of Paragraphs 8(j) or 8(k) of this Agreement shall cause immediate and irreparable harm to Netsmart and CSM. In the event of any breach or threatened breach of any of said provisions, AIMS and Moliver each consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting them or either of them from any violation or threatened violation of such provisions and compelling them to comply with such provisions. This Paragraph 8(l) shall not affect or limit, and the injunctive relief provided in this Paragraph 8(l) shall be in addition to, and not in lieu of, any other remedies available to Netsmart or CSM at law or in equity for any such violation by AIMS or Moliver.

9.      Piggy Back Registration Rights of AIMS
        --------------------------------------

        (a) During the period commencing six months from the Closing Date and ending two (2) years from the Closing Date, Netsmart shall advise each AIMS and each person who is a holder of Registrable Shares, as hereinafter defined (each, a "holder"), by written notice at least two (2) weeks prior to the filing of any registration statement under the Securities Act covering securities of Netsmart and will, upon the request of any holder, include in any such registration statement such information as may be required to permit a public offering of the Shares and Contingent Shares issued pursuant to this Agreement (the "Registrable Shares"); provided, however, that Netsmart shall not be required to include such Registrable Shares in a registration statement relating solely to an offering by Netsmart of securities for its own account if the managing underwriter of an underwritten offering shall have advised Netsmart that the inclusion of such Registrable Shares will have a material adverse effect upon the ability of Netsmart to sell securities for its own account, in which event Netsmart shall not be required to include the Registrable Shares in the registration statement. In connection with such registration, although Netsmart cannot require the managing underwriter to include Registrable Shares in a registration statement, if requested by the managing underwriter as a condition to the inclusion of the Registrable Shares in the registration statement, the holders shall agree to hold off from selling the shares for such period (the "lock-up period") as the managing underwriter shall request, in which event Netsmart will keep the registration statement effective for six (6) months after the expiration of the lock-up period; provided, however, that the holder shall not be subject to a longer lock-up period than others having piggyback registration rights. If the managing underwriter shall require, as a condition to the inclusion of the Registrable Securities, that the holders sell the Registrable Shares to the underwriters on the same terms and conditions that other shares are being sold, each holder shall execute an underwriting agreement and all other documents which are requested by the managing underwriter in connection with the sale of the Registrable Shares. Nothing in this Paragraph 9(a) shall be construed to prohibit or restrict Netsmart from (i) not filing the registration statement; (ii) withdrawing or terminating the registration statement, either before or after the effective date thereof; or (iii) suspending for such time as Netsmart deems appropriate the use of the prospectus forming a part of the registration statement until the registration statement shall be amended to include information which Netsmart believes necessary in order to make the information contained therein not misleading.


        (b) The following provision of this Paragraph 9(b) shall also be applicable:

               (i) Netsmart shall bear the entire cost and expense of any registration of securities (including with regard to the Registrable Shares) initiated by it pursuant to Paragraph 9(a) of this Agreement. Each holder shall, however, pay any transfer taxes or underwriting discounts or commissions applicable to the Registrable Shares sold pursuant thereto and any legal or accounting expenses incurred by the holder in connection with the registration statement.

               (ii) Netsmart shall indemnify and hold harmless each holder and each underwriter, within the meaning of the Securities Act, who may purchase from or sell for any holder from and against any and all losses, claims, damages and liabilities (including fees and expenses of counsel, which counsel shall, if, in the reasonable opinion of counsel for Netsmart, the representation by such counsel of both Netsmart and the indemnified parties constitutes a conflict of interest under applicable Code of Professional Responsibility, be separate from counsel for Netsmart, provided, that Netsmart shall not be required to pay the fees of more than one firm representing all holders and all other parties who are entitled to indemnification as a result of the same or similar allegations, which counsel shall be selected by the holders of a majority of the shares held by all of such indemnified parties, whether pursuant to this Agreement or other agreements granting registration rights or otherwise) caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any post-effective amendment thereto or any registration statement under the Securities Act or any prospectus included therein required to be filed or furnished by reason of this Paragraph 9 or any application or other filing under any state securities law caused by any omission or alleged omissions to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to which such holder or any such underwriter or any of them may become subject under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, at common law or otherwise, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to Netsmart by any holder or underwriter expressly for use therein, which indemnification shall include each person, if any, who controls any such underwriter within the meaning of the Securities Act; provided, however, each holder and each underwriter engaged by such holder shall at the same time indemnify Netsmart, its directors, each officer signing the related registration statement, and each underwriter, if any, engaged by Netsmart in connection with the registration statement, and each person, if any, who controls Netsmart or any underwriter engaged by Netsmart within the meaning of the Securities Act and each other holder and each underwriter, if any, engaged by such other holders and each person who controls such underwriter, in the manner set forth in this Paragraph 9(b)(ii), from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this Paragraph 9 or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished to Netsmart by AIMS or underwriter expressly for use therein.

               (iii) Neither the giving of any notice by any holder nor the making of any request for prospectuses shall impose upon any holder making such request any obligation to sell any Registrable Shares.

               (iv) In connection with any registration statement filed pursuant to this Paragraph 9, Netsmart shall, at its expense, supply prospectuses and qualify the Registrable Shares for sale in such states as Netsmart is otherwise registering or qualifying its securities.

               (v) As a condition to the inclusion of a holder's Registrable Shares in a registration the holder shall:

                      (A) furnish the information and indemnification as set forth in Paragraph 9(b)(ii) of this Agreement and update such information immediately upon the occurrence of any events or condition which make the information concerning the holder inaccurate in any material respect;

                      (B) not sell any Registrable Shares pursuant to the Registration Statement except in the manner set forth in the Registration Statement;

                      (C) comply with the provisions of Regulation M of the Commission pursuant to the Securities Act;

                      (D) not sell or otherwise transfer or distribute any Registrable Shares if such holder possesses any material nonpublic information concerning Netsmart; and

                      (E) not to sell or otherwise transfer any Registrable Shares pursuant to the registration statement upon receipt of advice from Netsmart that the registration statement is no longer current until such holder is advised by Netsmart that the Registrable Shares may be sold pursuant to the registration statement.

               (vi) Notwithstanding any contrary provisions in this Paragraph 9, Registrable Shares shall not include, and Netsmart shall not be required to register, (x) any shares of Netsmart Stock held by AIMS or any transferee of AIMS if such holder may publicly sell, pursuant to Rule 144 or any subsequent similar rule, all of the shares which he or she proposes to sell within three months from the date he or she receives notice from Netsmart pursuant to Paragraph 9(a) of this Agreement or (y) any Contingent Shares which shall not have been issued at the date the registration statement is filed with the Commission.

10.     Nondisclosure
        -------------

The parties agree that they will not at any time prior to the Closing, except as may be required by law or governmental regulation, or by either party to any financing source or professional adviser, disclose any information concerning this Agreement or the sale of the AIMS Assets. Netsmart and CSM shall have the right to issue such press releases as they deem appropriate, and shall provide AIMS with a copy thereof. AIMS shall not issue any press release without the prior approval of Netsmart.

11.     Indemnification
        ---------------

        (a) AIMS and Moliver shall jointly and severally indemnify and hold Netsmart, CSM and their respective officers, directors, consultants and counsel harmless from and against any and all actions, causes of action, liabilities, claims, charges, losses, damages, expenses and costs, including attorneys' fees (collectively "Damages"), that they may suffer, sustain, incur or become subject to, arising out of, based upon or by reason of any breach of the representations, warranties, covenants or agreements of AIMS and Moliver contained in this Agreement, or as a result of any claim resulting from any liability or obligation of AIMS or Moliver which is not expressly assumed by Netsmart or CSM pursuant to this Agreement. Notwithstanding the foregoing, AIMS and Moliver shall have no obligation to indemnify CSM or Netsmart with respect to breaches of AIMS' and Moliver's representations and warranties set forth in Paragraph 5 of this Agreement until the amount of Damages exceeds $15,000, in which event AIMS and Moliver shall only be liable for the excess. The limitation contained in the previous sentence does not apply to any obligation AIMS or Moliver may have with respect to (i) any liabilities and obligations which are not expressly assumed by Netsmart or CSM pursuant to this Agreement and (ii) any breach of the covenants contained in Paragraph 8 of this Agreement. The obligations of AIMS and Moliver pursuant to this Paragraph 11(a) are in addition to, and not in lieu of, any of the other obligations they may have pursuant to this Agreement.

        (b) Promptly upon receipt by an indemnified party under Paragraph 11(a) of this Agreement, of notice of the commencement of any action for which indemnification is to be sought pursuant to said Paragraph 11(a), such indemnified party shall notify the indemnifying party in writing of the commencement thereof; provided, that the failure to notify the indemnifying party shall relieve the indemnifying party from liability under said Paragraph 11(a) only to the extent that the indemnifying party was prejudiced as a result thereof or unless such indemnifying party has otherwise received actual notice of the action at least thirty (30) days before any answer or response is required by the indemnifying party in its defense of such action, but will not relieve it from any liability that it may have to any indemnified party otherwise than under this Paragraph 11. If any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and either
(i) the indemnifying party or parties agree, or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is, in the opinion of counsel to the indemnified parties, inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. The indemnifying party will not be liable to such indemnified party under this Paragraph 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel approved by the indemnifying party for all indemnified parties in each jurisdiction), (ii) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of commencement of the action, or
(iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. In no event shall an indemnifying party be liable under this Paragraph 11 for any settlement, effected without its written consent, which consent shall not be unreasonably withheld, of any claim or action against an indemnified party.

        (c) Indemnity claims for indemnity pursuant to this Paragraph 11, other than those covered by Paragraph 11(b) of this Agreement, shall be submitted in writing. Such notice shall specify in reasonable detail the basis for such claim. In the event that the other party disputes the validity of the indemnity claim, such party shall give notice to such effect within fifteen (15) business days after the date of the indemnity claim, and if such notice is not given prior to the expiration of such fifteen (15) business day period, the indemnity claim shall be deemed to be accepted and the indemnifying party shall promptly make such payment. If the parties are not able to resolve the dispute within thirty (30) days after the date of the notice disputing the validity of the indemnity claim, or such longer period as they may agree upon, the matter shall be submitted to binding arbitration in New York City under the rules then obtaining of the American Arbitration Association in accordance with Paragraph 16(i) of this Agreement.

        (d) If AIMS is the indemnifying party and the Escrowed Shares shall not have been paid over to AIMS, and after the procedures in Paragraph 11(c) have been complied with, payment shall be made from the Escrowed Reserve by the delivery of such number of Escrowed Shares as has a value equal to the amount of Damages, with each Share valued at the average closing price per Share, as reported by the principal stock exchange or market on which the Shares are traded, for the five trading days prior to the date the notice of claim is given pursuant to Paragraph 11(a) of this Agreement. To the extent that there are not sufficient Escrowed Shares, AIMS and Moliver shall jointly and severally promptly pay the balance of the Damages in cash; provided, however, that AIMS may transfer to Netsmart or CSM any Shares then owned by AIMS or Moliver, which shall be valued as provided in this Paragraph 11(d). Netsmart and CSM may offset any amount which is due by Moliver to Netsmart or CSM pursuant to this Agreement against any money due to Moliver by Netsmart or CSM, including any money due under the Consulting Agreement.

        (e) The representations and warranties of the parties shall survive the Closing and the consummation of the transaction contemplated by this Agreement for a period of eighteen months after the Closing Date (the "Survival Period"), except that, with respect to any liability which may arise under any Tax laws, labor or pension (including ERISA) laws or regulations or environmental, health and safety requirements, the indemnity period shall continue until six months after the expiration of the applicable statute of limitations. The limitation contained in this Paragraph 11(f) shall not apply to any liability which AIMS or Moliver may have to Netsmart or CSM relating to or arising out of any obligations of AIMS which are not expressly assumed by Netsmart or CSM pursuant to this Agreement. If any claim for indemnification is made prior to the expiration of the Survival Period, the Survival Period shall continue with respect to such pending claims until the claims shall have been resolved either by agreement or by an order of a court of competent jurisdiction which is final beyond right of review or appeal.

        (f) The covenants and other agreements contained in this Agreement shall survive the Closing until they are otherwise terminated, whether by their terms or as a matter of law.

        (g) The date upon which any representation, warranty, covenant or agreement terminates is referred to as the Survival Date, and the period ending on the Survival Date is the Survival Period.

12.     Conditions to the Obligations of Netsmart and CSM to Close
        -----------------------------------------------------------

The obligations of Netsmart and CSM and under this Agreement are subject to the satisfaction of the following conditions unless waived by them:

        (a) On the Closing Date, the representations and warranties of AIMS and Moliver shall be true and correct as of the Closing Date with the same force and effect as if made on such date, AIMS and Moliver shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Netsmart and CSM shall have received certificates of the Chief Executive Officer of AIMS and Moliver, individually, to such effect.

        (b) All actions necessary to authorize the execution, delivery and performance of this Agreement by AIMS shall have been taken and AIMS shall have delivered to Netsmart and CSM resolutions of the Board of Directors and shareholders of AIMS certified by its Secretary relating to the execution, delivery and performance of this Agreement.

        (c) There shall be no action pending or, to the Knowledge of AIMS threatened, before any court or governmental agency or authority which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement and Netsmart and CSM shall have received certificates of the Chief Executive Officer of AIMS and Moliver, individually, to such effect.

        (d) The form and substance of all legal matters contemplated by this Agreement and of all papers delivered pursuant to this Agreement shall be reasonably acceptable in form and substance to counsel to Netsmart and CSM.

        (e) Netsmart and CSM shall have received an opinion of Westerman Ball Ederer & Miller, LLP, counsel to AIMS that AIMS has corporate power to carry out the transactions provided for in this Agreement, all necessary corporate action required to be taken by AIMS relating to the execution and delivery of this Agreement and the approval of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement constitutes the legal, valid and binding obligation of AIMS enforceable in accordance with its terms subject to the standard exclusion covering bankruptcy, insolvency and creditors' rights and the availability of specific performance.

        (f)    AIMS shall have delivered to CSM:

               (i) Such instrument or instruments of transfer and conveyance as shall, in the opinion of CSM's counsel, be necessary to vest in CSM good and marketable title to the AIMS Assets to be transferred, assigned, conveyed and delivered to CSM;

               (ii) One or more instruments of assignment transferring the AIMS Contracts to Netsmart; and

               (iii) Such books, records and all other data relating to the AIMS' Assets.

        (g) AIMS shall have complied with the New York bulk sales law and shall have delivered to CSM a certificate of its chief executive officer to such effect.

        (h) Netsmart and CSM shall have received lien searches on the assets of AIMS, conducted in the appropriate jurisdictions, no earlier than five nor later than two days prior to the Closing Date, and such searches shall reveal no liens or encumbrances against the AIMS Assets, other than a lien of Key Bank and the Permitted Encumbrances.

        (i) AIMS shall have delivered to Netsmart and CSM a consent and release of lien, including a UCC-3, executed by Key Bank and covering the AIMS Assets upon payment to Key Bank of $300,000 from Netsmart and consenting the sale of the AIMS Assets to CSM pursuant to this Agreement.

        (j) AIMS shall have delivered to Netsmart and CSM on or before the Closing the documents specified in Paragraph 14.

        (k) AIMS shall have executed the escrow agreement (the "Escrow Agreement") among CSM, Netsmart, AIMS and the Escrow Agent.

        (l) AIMS shall have obtained shareholder approval for, and executed and filed with the Secretary of State of the State of New York a certificate of amendment to its certificate of incorporation changing its corporate name to a name reasonably acceptable to CSM.

        (m) Netsmart shall have received financing in an amount determined by Netsmart to be sufficient to enable it to perform its obligations under this Agreement and to make the $300,000 payment to Key Bank required for the release of Key Bank's liens on the AIMS Assets and the $200,000 payment due pursuant to Paragraph 2(c)(a)(ii) of this Agreement.

13.     Conditions to the Obligations of AIMS to Close
        -----------------------------------------------

        The obligations of AIMS under this Agreement are subject to the satisfaction of the following conditions unless waived by it:

        (a) Netsmart shall deliver a stock certificate for 180,000 Shares at the Closing, of which a certificate for 162,000 shares shall be issued in the name of AIMS and delivered to AIMS and a certificate for 18,000 shares shall be issued in the name of the Escrow Agent, and delivered to the Escrow Agent.

        (b) Netsmart shall have made the payments contemplated by Paragraph 2(a)(ii) of this Agreement.

        (c) AIMS shall have received an opinion of Esanu Katsky Korins & Siger, LLP, counsel to Netsmart and CSM, that each of them has power to carry out the transactions provided for in this Agreement, all necessary action required to be taken by each of them relating to the execution and delivery of this Agreement and the approval of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, subject to the standard exclusion covering bankruptcy, insolvency and creditors' rights and the availability of specific performance, and the Shares and Contingent Shares issuable pursuant to this Agreement have been authorized for issuance and are or when issued pursuant to this Agreement, will be, as the case may be, duly and validly issued, fully-paid and non-assessable.

14.     The Closing

        (a) The Closing Date for the exchange of the AIMS Assets and assumption of the AIMS Liabilities contemplated by this Agreement shall take place on May 7, 2001, or on such other date as may be agreed by the parties, in Islip, New York, at the offices of Netsmart.

        (b) At the Closing, AIMS will deliver to CSM a Bill of Sale, and such other instruments of conveyance in form and substance reasonably satisfactory to counsel for Netsmart and CSM as shall be necessary and effective to vest with CSM good and merchantable title to the AIMS Assets in conformity with this Agreement. With respect to any patents, trademarks and other intellectual property rights where title is transferred by recording, AIMS will deliver an assignment duly executed and acknowledged and in form for recording.

        (c) At the Closing, CSM will assume the AIMS Liabilities contemplated by this Agreement and will execute such documents and instruments in form and substance reasonably satisfactory to counsel for AIMS as shall be necessary and effective for such assumptions.

        (d) At the Closing, Netsmart will deliver to AIMS certificates for 162,000 Shares and to the Escrow Agent a certificate for 18,000 shares.

15.     [OMITTED]

16.     General
        -------

        (a) This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such state, without regard to principles of conflicts of law.

        (b) This Agreement and the Schedules attached hereto contain the entire understanding of the parties with respect to the matter contained herein and supersedes all prior agreements or understandings with respect to the subject matter hereof among such parties, including that certain Letter Agreement dated March 30, 2001 by and between AIMS and Netsmart which Letter Agreement is hereby terminated and of no force and effect. There are no promises, covenants or undertakings contained in any other writing or oral communication. The Contract Support Agreement shall continue in full force and effect until the Closing and, to the extent that CSM deems it necessary in order to get the benefit of this Agreement thereafter, shall continue with respect to any contracts for which consent is required in order to transfer the contract to CSM until such consent has been obtained.

        (c) This Agreement may not be modified nor may any right be waived except in a writing which states that it is a modification or waiver, refers to this Agreement and is signed by all of the parties, in the case of a modification, and by the party granting the waiver, in the case of a wavier.

        (d) Any notices required or permitted to be sent hereunder shall be in writing and shall be sent, Certified or Registered Mail, Return Receipt Requested, or by messenger or reputable overnight courier which provides evidence of delivery. Notices shall be sent to the addresses first set forth above or to such other address as a party may designate by notice pursuant hereto. Notices to AIMS shall be sent "Attention: Chief Executive Officer," with a copy to Alan C. Ederer, Esq., Westerman Ball Ederer & Miller, LLP, 600 Old Country Road, Suite 500, Garden City, New York 11530. Notices to Netsmart and CSM shall be sent "Attention: James L. Conway, Chief Executive Officer of Netsmart," with a copy to Asher S. Levitsky, P.C., Esanu Katsky Korins & Siger, LLP, 605 Third Avenue, New York, NY 10158.

        (e) Notices shall be effective upon the date when delivery is either effected or refused.

        (f) A waiver of a breach or default under this Agreement shall not be a waiver of any subsequent breach or default. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

        (g) This Agreement and the respective rights and obligations of any party may not be assigned by them except with the prior written consent of the other parties to this Agreement, each of whom shall have the right to determine in its sole discretion whether to permit any such assignment and the terms and conditions under which it will permit any such assignment. In the event of any such permitted assignment, the assignee shall assume all of the assignor's obligations hereunder.

        (h) The parties shall execute such further instruments and documents as shall be reasonably necessary from time to time to give effect to their obligations under this Agreement and the transactions contemplated hereby.

        (i) In the event of any dispute arising hereunder the matter shall be submitted to, and settled by arbitration by a single arbitrator in New York City Regional Office of the American Arbitration Association in accordance with the rules of the American Arbitration Association. The arbitrator shall apply New York law and shall be familiar with the computer software industry. The decision of the arbitrator shall be binding and conclusive on all parties involved, and judgment upon the arbitrator's decision may be entered in a court of competent jurisdiction. The arbitrator shall have no authority to modify any express provisions of this Agreement. All costs of the arbitration, including reasonable attorneys' fees and costs, shall be paid by the party which does not prevail in the arbitration; provided, however, if the arbitration is settled prior to a decision by the arbitrator, AIMS and Netsmart shall each pay 50% of all such costs.

        (j) Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York in the County of Suffolk and the United States District Court for the Eastern District of New York to compel arbitration, to seek injunctive relief as provided in this Agreement and for the enforcement of any decision or award of the arbitrator and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts thereof. In any such litigation, each party (i) waives personal service of any summons, complaint or other process, and agrees that the service thereof may be made either (x) in the manner for giving of notices provided for in Paragraph 16(d) of this Agreement or (y) in any other manner permitted by law, and (y) waives any defense that such forum is not a convenient forum.

        (k) Each party shall bear its own costs with regard to the preparation of this Agreement and any other expenses with regard to its obligations hereunder.

        (l) No party to this Agreement has incurred any liability for any brokerage fees, commissions or finder's fees ("Fees") in connection with the transactions contemplated by this Agreement, except the fee payable by AIMS to Emerging Technology Ventures, Inc. Each party hereby indemnifies the other parties against any claim made through it that a third party is owed a Fee.

        (m) This Agreement may be executed in counterparts (and by facsimile), each of which shall be deemed an original and all of which shall constitute one agreement.

                         [Signatures on following page.]

        IN WITNESS WHEREOF, the undersigned have executed this Subscription Agreement this 27th day of April, 2001.



                                NETSMART TECHNOLOGIES, INC.


                                By:  /s/James L. Conway
                                ----------------------------------------
                                James L. Conway, Chief Executive Officer

                                CREATIVE SOCIO-MEDICS CORP.


                                By: /s/Anthony F. Grisanti
                                ----------------------------------------
                                Anthony F. Grisanti, Chief Financial Officer

                                ADVANCED INSTITUTIONAL MANAGEMENT SOFTWARE, INC.



                                By: /s/Morris Moliver
                                ----------------------------------------
                                Morris Moliver, Chief Executive Officer

                               List of Schedules
                               -----------------

Schedule              Description
--------              -----------
1(a)                  AIMS Intellectual Property
1(b)                  AIMS Users
1(c)                  AIMS License Agreements
1(d)                  AIMS Service Agreements
1(e)                  Computer Leases
1(f)                  Tangible Personal Property Acquired by Purchaser
1(s)                  Permitted Encumbrances
5(a)(i)               AIMS' Certificate of Incorporation, By-laws and list of
                      officers and directors
5(a)(iii)             Intellectual Property Rights of Third Parties Incorporated
                      in AIMS Intellectual Property
5(a)(iv)              Known Defaults
5(a)(v)               Threatened Litigation
5(a)(vi)              Compensation due Former AIMS Employees
7                     Consulting Agreement with JMM Associates, LLC and Morris
                      Moliver